Exhibit 99.3
BIOSCRIP, INC.
RESTRICTED STOCK GRANT CERTIFICATE
     THIS RESTRICTED STOCK GRANT CERTIFICATE evidences the grant by BioScrip, Inc., a Delaware corporation (“Company”) of restricted Common Stock of the Company to ___ (“Awardee”) on ___, 2008 (the “Grant Date”) as follows:
     WHEREAS, the Company has established the BioScrip, Inc. 2008 Equity Incentive Plan (the “Plan”), a copy of which has been provided to Awardee;
     WHEREAS, the Plan provides for the making of stock and other equity based grants;
     WHEREAS, the Plan and the grants contemplated hereby have been approved by the Company’s Compensation Committee of the Board of Directors; and
     WHEREAS, the Company desires to grant to Awardee restricted shares of the Company’s $0.0001 par value Common Stock (“Stock”) in accordance with the terms and conditions of the Plan and subject to provisions of this Grant Certificate.
     NOW, THEREFORE, the following terms and conditions apply to the grant of restricted Stock:
     1. Grant of Stock. Subject to the terms and conditions of this Certificate and of the Plan, the Awardee is granted ___ shares of restricted Stock (the “Restricted Stock”) on the Grant Date.
     2. Vesting Schedule. The interest of the Awardee in the shares of Restricted Stock shall vest and become non-forfeitable as follows: [insert vesting schedule].
     Notwithstanding the foregoing, the interest of the Awardee in the Restricted Stock shall vest as to 100% of the then unvested shares of Restricted Stock upon a “Change in Control” (as defined in the Plan).
     3. Restrictions.
     (a) The Restricted Stock, or rights granted with respect thereto, hereunder may not be sold, pledged or otherwise transferred until the Stock becomes vested and nonforfeitable in accordance with Section 2. The period of time between the date hereof and the date Restricted Stock may become vested and nonforfeitable is referred to herein as the “Restriction Period.”
     (b) Except as may be otherwise provided for in any agreement between the Company and Awardee, if the Awardee’s service as an employee of the Company terminates any unvested shares of Restricted Stock shall be forfeited by the Awardee, and ownership transferred back to the Company.

     4. Legend. All certificates representing any shares of Stock of the Company subject to the provisions of this Certificate shall have endorsed thereon the following legend: “The shares represented by this certificate are subject to an agreement between BioScrip, Inc. and the registered holder, a copy of which is on file at the principal office of BioScrip, Inc.”
     5. Escrow. The certificate or certificates evidencing the Stock subject hereto shall be delivered to and deposited with the Secretary of the Company as Escrow Agent in this transaction. The Stock also may be held in a restricted book entry account in the name of the Awardee. Such certificates or such book entry shares are to be held by the Escrow Agent, or by the Company’s transfer agent, until termination of the Restriction Period, when they shall be released to the Awardee, unless previously forfeited.
     6. Awardee Stockholder Rights. During the Restriction Period, the Awardee shall have all the rights of a stockholder with respect to the Restricted Stock except for the right to transfer the Restricted Stock as set forth in Section 3 and except as set forth in Section 7. Accordingly, the Awardee shall have the right to vote the Restricted Stock and to receive any cash dividends paid to or made with respect to the Restricted Stock.
     7. Changes in Stock. In the event that as a result of (a) any stock dividend, stock split or other change in the Stock, or (b) any merger or sale of all or substantially all of the assets of other acquisition of the Company, and by virtue of any such change or merger or sale, the Awardee, as owner of unvested shares of Restricted Stock which have been awarded hereunder (the “Prior Restricted Stock”), is entitled to new or additional or different shares or securities, such new or additional or different shares or securities shall thereupon be treated as unvested shares of Restricted Stock and shall be subject to all of the terms and conditions applicable to the related unvested shares of Prior Restricted Stock pursuant to this Certificate.
     8. Taxes. The Awardee shall be liable for any and all taxes, including withholding taxes, arising out of the grant or the vesting of the Restricted Stock. The Awardee may elect to satisfy such withholding tax obligation by having the Company retain Stock having a fair market value equal to the Company’s minimum withholding obligation.
     9. Miscellaneous.
     (a) The Company shall not be required (i) to transfer on its books any shares of Stock of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Certificate, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.
     (b) The Company and the Awardee shall execute such further instruments and take such action as may reasonably be necessary to carry out the intent of this Certificate, as may be determined by the Committee.

     (c) Any notice required or permitted hereunder by the Company shall be given in writing and shall be deemed effectively given upon delivery to the Awardee at her address then on file with the Company.
     (d) Neither the Plan nor this Certificate nor any provisions under either shall be construed so as to grant the Awardee any right to remain in the employ of the Company.
     (e) This Certificate, and the terms and conditions of the Plan hereby incorporated by reference, constitute the terms and conditions with respect to the subject matter hereof and are binding upon the Company, its Subsidiaries, Affiliates and successors, and the Awardee and the Awardee’s heirs, executors, administrators and successors.
     (f) This Certificate shall be construed in accordance with, and its interpretation shall be governed by applicable federal law, and otherwise by the laws of the State of Delaware.
     (g) The headings contained in this Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Certificate. Any references to sections in this Certificate shall be to sections of this Certificate unless otherwise expressly stated as part of such reference.

BIOSCRIP, INC.

BY:

Barry A. Posner, Executive Vice President

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